Exhibit 10.8

EXECUTION VERSION

PROJECT NUMBER 5393

Guarantee Agreement

between

CHINDEX INTERNATIONAL, INC.

and

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

Dated March 7, 2013

- ii -

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this “Agreement”) dated March 7, 2013, between CHINDEX INTERNATIONAL, INC., a company organized and existing under the laws of the State of Delaware, United States of America (the “Guarantor”), and DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH , a limited liability company under the laws of the Federal Republic of Germany (Reg. Nr. HRB 1005, AG Köln) (“DEG”).

WHEREAS:

(A)	By a loan agreement (the “Loan Agreement”) dated March 7, 2013between DEG and Beijing United Family Hospital Co., Ltd. (the “Borrower”), DEG has agreed to extend to the Borrower a loan (the “Loan”) in the principal amount of five million Dollars (US$5,000,000), on the terms and subject to the conditions set forth in the Loan Agreement.

(B)	By virtue of Section 4.01(a) of the Loan Agreement, it is a condition of the first Disbursement of the Loan that the Guarantor has guaranteed the payment obligations of the Borrower under the Loan Agreement and the other DEG Financing Documents on the terms and conditions satisfactory to DEG.

(C)	The Borrower is a majority-owned indirect subsidiary of the Guarantor.

(D) The Guarantor will obtain benefits as a result of the Loan made to the Borrower under the Loan Agreement and, accordingly, desires to guarantee such payment obligations of the Borrower in order to satisfy the condition described in Recital B above and to induce DEG to make the Loan and, in particular, the first Disbursement of the Loan.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01. Defined Terms. (a) Each capitalized term used and not otherwise defined herein, unless the context otherwise requires, has the meaning assigned to such term in the Loan Agreement.

(b) As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“Clinics” means (i) the “Shunyi Clinic” located at No. 1 Lu, Nanxin Yuan, Likan Village, Tianzhu Town, Shunyi District, Beijing, China; (ii) the “Jianguomen Clinic” located at Sub-level 1, Apartment Building of Beijing International Hotel Club, No. 21 Jianguomen Wai Street, Chaoyang District, Beijing, China; (iii) the “SRC Minhang Clinic” located at 555 Jinfeng Road, Minhang

District, Shanghai, China; (iv) the “Landmark Clinic” located at No. 19 Dong Fang Dong Lu, Chao Yang District, Beijing; (v) the “CBD clinic” located at Wan Tong Business Center, Chao Wai Street, Beijing; and (vi) the “Guang Zhou Clinic” located at 301 PICC Building, Guangzhou Road, Guang Zhou;

“Financial Year” means the accounting year of the Guarantor commencing each year on January 1 and ending on the following December 31, or such other period as the Guarantor, with DEG’s consent, from time to time designates as its accounting year;

“Guarantee” means the guarantee given pursuant to this Agreement;

“Guaranteed Obligations” means all debts and monetary liabilities of the Borrower to DEG under or in relation to the Loan Agreement and any other DEG Financing Documents in any capacity irrespective of whether the debts or liabilities are: (i) now existing or hereafter arising; (ii) actual or contingent; (iii) at any time ascertained or unascertained; (iv) direct or indirect; (v) joint or several or whether DEG’s corresponding rights are joint or several; (vi) secured or unsecured; (vii) owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs or expenses, or on any other account; (viii) owed based on contract, tort, operation of law or otherwise; or (ix) comprised of any combination of the above including all extensions, renewals, replacements and modifications of any of the foregoing;

“Peak Debt Service Coverage Ratio” means the ratio obtained by dividing:

(i)	the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) Net Income for that Financial Year, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

by

(ii)	the aggregate of (A) the highest aggregate amount, in any Financial Year after the Financial Year described in clause (i) above until the final scheduled maturity of the Loan, of all scheduled payments (including balloon payments) falling due on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment required to be made to any debt service account in such Financial Year under the terms of any agreement providing for Financial Debt;

(iii)	where, for the purposes of sub-section (ii) above:

(x)	subject to sub-clause (y), for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

(y)

interest on Short-term Debt in such Financial Year shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year in which the relevant date of calculation falls up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively; and

“Termination Date” has the meaning given in Section 2.01(b).

Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement or the Loan Agreement; and

(e) a reference to a party to any document includes that party’s successors and permitted assigns.

ARTICLE II

Guarantee

Section 2.01. Guarantee. (a) The Guarantor irrevocably, absolutely and unconditionally: (i) guarantees to DEG the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations; and (ii) undertakes with DEG that whenever the Borrower does not pay any amount of the Guaranteed Obligations when so due the Guarantor will immediately, and in any event forthwith upon demand by DEG, pay that amount to DEG, in the currency prescribed in the Loan Agreement or the relevant DEG Financing Documents, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower.

(b) The Guarantee is a continuing obligation of the Guarantor (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until the day on which: (i) the Loan has been fully disbursed or any undisbursed portion thereof has been cancelled; and (ii) all Guaranteed Obligations have been paid in full (such day, the “Termination Date”).

(c) The Guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of the Guarantor which will survive the termination of the Loan Agreement and/or any other DEG Financing Documents, and any other agreement or instrument pursuant to which any Guaranteed Obligation is or may become outstanding.

(d) The Guarantor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance.

Section 2.02. No Set-off. All payments which the Guarantor is required to make under this Agreement shall be made without any set-off, counterclaim or condition.

Section 2.03. Taxes. (a) The Guarantor shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of DEG) on or in connection with the payment of any and all amounts due under this Agreement, that are now or in the future levied or imposed by any Authority of the PRC or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.

(b) All payments due under this Agreement shall be made without deduction for or on account of any such Taxes.

(c) If the Guarantor is prevented by operation of law or otherwise from complying with subsection (b) above, the amount due under this Agreement shall be increased to such amount as may be necessary so that DEG receives the full amount it would have received (taking into account any Taxes payable on the amount payable by the Guarantor under this subsection) had those payments been made without deduction as set forth in subsection (b) above.

(d) If subsection (c) above applies and DEG so requests, the Guarantor shall deliver to DEG official tax receipts evidencing payment of such Taxes (or certified copies of them) within thirty (30) days of the date of that request.

Section 2.04. Certificate Conclusive. A certificate of DEG stating:

(a) the amount of the Guaranteed Obligations (whether currently due and payable or not); or

(b) any amount due and payable by the Guarantor under this Agreement;

when delivered will be conclusive in the absence of manifest error.

Section 2.05. Application of Payments. DEG may apply any monies received by it or recovered under:

(a) any security; and

(b) any other document or agreement which is a security for any of the Guaranteed Obligations,

in such manner as it determines in its absolute discretion.

Section 2.06. Allocation. If the Guarantor at any time pays to DEG an amount less than the full amount then due and payable to DEG under this Agreement, DEG may allocate and apply such payment to the Guaranteed Obligations in any way or manner and for such purpose or purposes as DEG in its sole discretion determines, notwithstanding any instruction that the Guarantor, the Borrower or any other Person may give to the contrary.

ARTICLE III

Waivers; Savings Provisions

Section 3.01. Waiver of Defenses. The Guarantor’s obligations under this Guarantee will not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this Section or any of the other provisions in this Article III, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of the Guarantor under any applicable law.

Section 3.02. Waiver of Notices, Claims and Prior Action. The Guarantor hereby waives to the fullest extent permitted by any applicable law:

(a) notice of acceptance of the Guarantee;

(b) notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(c) notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations;

(d) notice of any other nature whatsoever to any Person (including the Guarantor and any other guarantor);

(e) any requirement that DEG take any action whatsoever against the Borrower or any other Person (including the Guarantor or any other guarantor) or file any claim in the event of the bankruptcy of the Borrower, Guarantor or any other Person; and

(f) any claims based on DEG’s failure to protect, perfect, preserve, or resort to the Security or any other collateral securing the Guaranteed Obligations.

Section 3.03. Consent. The Guarantor hereby irrevocably consents that from time to time, and without further notice to or consent of the Guarantor, DEG may take any or all of the following actions without affecting or impairing the Guarantee or any of the Guarantor’s obligations under this Agreement:

(a) extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

(b) release or compromise any liability of any Person or Persons with respect to the Guaranteed Obligations;

(c) release the DEG Security or exchange, surrender, realize upon or otherwise deal with the DEG Security as DEG may determine in its sole discretion;

(d) exercise or refrain from exercising any of its rights or remedies under this Agreement, any other DEG Financing Documents or under law or equity; and

(e) act or fail to act in any manner which may deprive the Guarantor of its right to subrogation against the Borrower or its right to contribution against any co-guarantor.

Section 3.04. Absolute Guarantee. The Guarantee is absolute and unconditional and will not be affected or impaired by:

(a) any failure of the Borrower or the Guarantor to comply with any requirement of any law, regulation or order;

(b) the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrower or the Guarantor;

(c) any purported or actual assignment of the Loan or any part thereof by DEG to any other Person;

(d) the Loan Agreement, any other DEG Financing Documents or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or

(e) any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, the Guarantor or any other guarantor or surety.

Section 3.05. Additional Security. This Agreement is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by DEG, nor is nor will any such collateral or other security held by DEG or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

ARTICLE IV

Non-Competition; Bankruptcy; Reinstatement

Section 4.01. Non-Competition. (a) Until the Termination Date, the Guarantor shall not in respect of any amounts that have become payable or have been paid by the Guarantor under this Agreement, seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Guarantor against the Borrower, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

(b) The Guarantor shall hold in trust for, and forthwith pay or transfer to, DEG any payment or distribution or benefit of security received by it contrary to subsection (a) above.

(c) Upon the Termination Date: (i) the Guarantor, if it has made any payment under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of DEG against the Borrower pursuant to the Loan Agreement and any other DEG Financing Documents; and (ii) DEG shall, if requested by the Guarantor and at the expense of the Guarantor, promptly execute and deliver to the Guarantor appropriate documents, without recourse and without representation and warranty, as the Guarantor may reasonably request to evidence the transfer by subrogation to the Guarantor of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

Section 4.02. Bankruptcy or Liquidation of Borrower. If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, the Guarantor shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with DEG in respect of any amounts owing to the Guarantor by the Borrower on any account whatsoever, but instead shall give DEG the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

Section 4.03. Appropriation and Application of Monies. Until the Termination Date, DEG (or any trustee, agent or other Person acting on its behalf) may:

(a) refrain from applying or enforcing any other monies, security or rights held or received by DEG (or such trustee, agent or other Person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b) hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of the Guarantor or such other Person or Persons as it determines in its absolute discretion or in a suspense account.

Section 4.04. Reinstatement. (a) The Guarantee will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Guarantor in respect of the Guaranteed Obligations is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Borrower, the Guarantor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, the Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

(b) DEG (or any trustee, agent or other Person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to subsection (a) above.

ARTICLE V

Representations and Warranties

Section 5.01. Representations and Warranties. The Guarantor represents and warrants that as of the date of this Agreement:

(a) it is a company duly organized and validly existing under the laws of the State of Delaware, United States of America and has the corporate power to conduct its business as currently conducted and to enter into, and perform its obligations under, this Agreement;

(b) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary actions, corporate or otherwise;

(c) this Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ right generally and by general principles of equity;

(d) neither the execution and delivery by it of this Agreement nor the performance by it of its obligations under this Agreement conflicts or will conflict with or results or will result in any material breach of any of the terms, conditions or provisions of, or violates or will violate or constitutes or will constitute a default under or requires or will require any consent under: (i) any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or which purports to be binding upon it or any of its property or assets, and will not result in the imposition or creation of any material lien, charge, or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such agreement, instrument or arrangement; or (ii) any of the terms or provisions of its Charter, memorandum of association or by-laws; or (iii) any statute, rule or regulation or any judgment, decree or order of any court, governmental authority, bureau or agency binding on or applicable to it;

(e) all material Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly obtained or granted and are in full force and effect;

(f) neither the Guarantor nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement;

(g) the Guarantor has adequate means to obtain from the Borrower, on a continuing basis, information concerning the financial condition of the Borrower, and it does not rely on DEG to provide such information, now or in the future; and

(h) the Guarantor has received a copy of the Loan Agreement and each other DEG Financing Document.

Section 5.02. DEG Reliance. (a) The Guarantor acknowledges that it makes the representations in Section 5.01 with the intention of inducing DEG to enter into this Agreement and the Loan Agreement and that DEG enters into this Agreement and the Loan Agreement on the basis of, and in full reliance on, each of such representations.

(b) The Guarantor warrants to DEG that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

Section 5.03. Rights and Remedies not Limited. DEG’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Guarantor are not prejudiced:

(a) by any investigation by or on behalf of DEG into the affairs of the Guarantor;

(b) by the execution or the performance of this Agreement; or

(c) by any other act or thing which may be done by or on behalf of DEG in connection with this Agreement and which might, apart from this Section 5.03, prejudice such rights or remedies.

ARTICLE VI

Covenants

Section 6.01. Guarantor’s Covenants. The Guarantor shall:

(a) when reasonably requested by DEG, do or cause to be done anything which is required for the exercise of any power, right or remedy of DEG under this Agreement including, but not limited to, the execution of any document or agreement;

(b) obtain, maintain and renew when necessary all Authorizations required under any law or document or agreement: (i) to enable it to perform its obligations under this Agreement; or (ii) for the validity or enforceability of this Agreement;

(c) comply in all respects with the terms of the Authorizations referred to in subsection (b) above;

(d) maintain at all times the following financial ratios, on a Consolidated Basis,

(i)	a Current Ratio of at least 1.2;

(ii)	a Liabilities to Tangible Net Worth Ratio of not more than 1.2; and

(iii)	a Financial Debt to EBITDA Ratio of not more than 3.0;

(e) as soon as available, but, in any event, within sixty (60) days after the end of each half of each Financial Year, furnish to DEG two (2) copies of its financial statements for such semi-annual period prepared in accordance with Accounting Standards, which requirement is deemed satisfied if such filings have been made publicly available and a notice has been sent to DEG regarding the availability of those filings;

(f) as soon as available, but, in any event, within one hundred and twenty (120) days after the end of each Financial Year, furnish to DEG: (i) two (2) copies of its financial statements for such Financial Year (which are in agreement with its books of account and prepared in accordance with the Accounting Standards), together with an audit report on them, all in form satisfactory to DEG; and (ii) a report on any factors materially and adversely affecting or which are likely to materially and adversely affect its business and operations or financial condition, which requirement is deemed satisfied if such filings have been made publicly available and a notice has been sent to DEG regarding the availability of those filings;

(g) provide DEG a copy of all filings that have been made by Guarantor with the Securities and Exchange Commission of the United States and/or other Stock Exchange on which Guarantor stock is listed within five (5) Business Days after relevant filling is made which requirement is deemed satisfied if such filings have been made available through EDGAR and a notice has been sent to DEG regarding the availability of those filings in EDGAR; and

(h) ensure that: (i) all dividends and distributable profits from the Clinics are, to the extent not payable to relevant domestic joint venture partners or domestic co-investors, distributed directly or indirectly through an Affiliate to the Borrower or Guarantor and not through any other Person; and (ii) all income from any management contracts between any Clinic and Guarantor or any other company affiliated with Guarantor is paid directly or indirectly to Guarantor or the Borrower.

Section 6.02. Negative Covenants. Unless DEG otherwise agrees, the Guarantor shall not:

(a) guarantee or assume the Liabilities of others except for its Subsidiaries;

(b) enter into any agreement or arrangement to lease any property or equipment of any kind, except (i) Financial Leases, and (ii) otherwise only to the extent the aggregate payments under all such agreements or arrangements do not exceed RMB22,000,000 in any Financial Year;

(c) make loans or advances to, deposits (except commercial bank deposits) with or investments in other persons except for its Subsidiaries other than short-term investment grade marketable securities;

(d) merge, consolidate, reorganize, or dispose of any of the Borrower or merge, consolidate, reorganize, or dispose of any other Subsidiaries if such action has or could reasonably be expected to have a Material Adverse Effect;

(e) terminate, amend or grant any waiver or consent with respect to any provision of the Management Fee Contract;

(f) engage in any corrupt, fraudulent, coercive, collusive or obstructive practice related to the Projects;

(g) encumber, mortgage, pledge or otherwise secure any interest in the registered capital of the Borrower for the benefit of any third party, other than to IFC and DEG;

(h) incur any additional Financial Debt, unless after giving effect of such debt transaction:

(i)	the Liabilities to Tangible Net Worth Ratio is not greater than 1.2; and

(ii)	the Peak Debt Service Coverage Ratio is not less than 1.2;

(i) declare or pay any cash dividend, make any other cash distribution on its equity, or make any payment under any shareholder loans unless:

(i)	first principal repayment of the Loan has been made;

(ii)	in the case of dividends, such payment would be made out of retained earnings;

(iii)	the Peak Debt Service Coverage Ratio is not less than 1.2; and

(iv)	after giving effect to such payment:

(A)	no Event of Default or Potential Event of Default exists or is continuing;

(B)	the Current Ratio is not less than 1.2; and

(C)	the Liabilities to Tangible Net Worth Ratio is not greater than 1.2.

ARTICLE VII

Miscellaneous

Section 7.01. Notices. Any notice, request, or other communication to be given or made under this Agreement shall be in writing. Notices, requests or other communications may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time and will be effective upon receipt or, in the case of delivery by hand or by established courier service, upon refusal to accept delivery.

For the Guarantor:

Chindex International, Inc.

4340 East West Highway, Suite 1100

Bethesda, Maryland 20814

Attn:	Roberta Lipson, CEO
Lawrence Pemble, COO
Robert Low, CFO
Facsimile:	301-215-7719
502-427-0409

With a copy sent by e-mail to the attention of Roberta Lipson, CEO; Lawrence Pemble, COO and Robert Low, CFO at:

E-mail addresses: rlipson@chindex.com; lpemble@chindex.com and robert.low@chindex.com

For DEG:

DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH

Kämmergasse 22

50676 Köln

Federal Republic of Germany

Attn: Asia Department

Telefax: + 49-221- 4986-1176

With an electronic copy (in the case of all reports and notices ) sent to the attention of the Asia Department at:

Tian.xia@deginvest.de

Section 7.02. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to DEG certified by a representative of the Guarantor, which translation shall be the governing version between the Guarantor and DEG.

Section 7.03. Expenses. The Guarantor shall pay to DEG or as DEG may direct:

(a) the properly incurred fees and expenses of DEG’s counsel in the PRC, the State of Delaware and the State of New York incurred in connection with: (i) the preparation and/or review, execution and, where appropriate, stamping or registration of this Agreement; (ii) the giving of any legal opinions required by DEG under this Agreement; and (iii) any amendment, supplement or modification to, or waiver under, this Agreement; and

(b) the costs and expenses properly incurred by DEG in relation to the enforcement or protection or attempted enforcement or protection of its rights under this Agreement, including legal and other professional consultants’ fees.

Section 7.04. Remedies and Waivers. No failure or delay by DEG in exercising any power, remedy, discretion, authority or other right under this Agreement shall waive or impair that or any other right of DEG. No single or partial exercise of such a right shall preclude its additional or future exercise. All waivers or consents given under this Agreement shall be in writing. No such waiver shall waive any other right under this Agreement.

Section 7.05. Governing Law; Jurisdiction and Enforcement. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of DEG, the Guarantor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Guarantor irrevocably submits to the non-exclusive jurisdiction of any such court (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any action, suit or proceeding in any such court or that such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) The Guarantor hereby irrevocably waives any and all rights to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) The Guarantor hereby explicitly and irrevocably waives any immunity it may have in respect of its obligations under this Agreement or any other DEG Financing Documents to which it is a party, or its assets, under the laws of any jurisdiction, including laws purporting to grant sovereign immunity, to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(e) The Guarantor hereby irrevocably waives, to the fullest extent now or in the future permitted under the laws of the jurisdiction in which the relevant court is located, the benefit of any provision of law requiring DEG in any action, suit or proceeding arising out of or in connection with this Agreement or any other DEG Financing Documents to which the Guarantor is a party to post security for the costs of the Guarantor, or to post a bond or to take similar action.

Section 7.06. Successors and Assigns. This Agreement binds and inures to the benefit of the respective successors and permitted assigns of the parties. The Guarantor may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, reorganization, dissolution, operation of law or any other manner, without the prior written consent of DEG. The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by DEG to any other Person. Any purported assignment or other transfer in violation of this Section shall be void.

Section 7.07. Integration; Effectiveness. This writing is intended by the parties as a final expression of this Agreement, and is intended as a complete and exclusive statement of the terms of this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, may be used to supplement or modify its terms. There are no conditions to the full effectiveness of this Agreement.

Section 7.08. Amendment. Any amendment of any provision of this Agreement must be in writing and signed by the parties.

Section 7.09. Counterparts. The parties may execute this Agreement in several counterparts, each of which is an original, and all of which together constitute one and the same agreement. The signatures of all the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic means will constitute effective execution and delivery of this Agreement.

Section 7.10. Disclosure of Information.

(a) The Guarantor is aware that DEG is a wholly-owned subsidiary of KfW and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are, among others, KfW, including KfW IPEX-Bank GmbH. DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with the financing to the Borrower to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardized controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include: client data such as name, address; data regarding the acceptance and processing of loans as well as further relevant information on the client’s financial circumstances; client-related documents and data developed by DEG.

(b) The client data and/or documents will be forwarded exclusively to KfW Bankengruppe and will not be disclosed to any person outside the KfW Bankengruppe. The members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law (“Bundesdatenschutzgesetz”) and the rules on banking secrecy.

(c) With reference to the above information under a) and b) the Guarantor hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardized controlling and, to such extent, expressly releases DEG from banking secrecy rules, the provisions of the Federal Data Protection Law (“Bundesdatensschutzgesetz”) and any separately concluded confidentiality agreement.

(d) If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relative entity. The relative entity shall destroy or return the information disclosed to it.

(e) The disclosure by DEG may also be required or requested in order to fulfill legal, judicial or regulatory requirements. The Guarantor acknowledges and agrees that, notwithstanding the terms of any other agreement between the Guarantor and DEG, a disclosure of information by DEG in the circumstances contemplated by this Section 7.06 does not violate any duty owed to the Guarantor under this Agreement or under any such other agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHINDEX INTERNATIONAL, INC.

By
Name:
Title:

Signature Page to DEG Chindex Guarantee

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

By:
Name:	Josef Boven
Title:	- First Vice President-

By:
Name:	Jochen Steinbuch
Title:	Vice President Manufacturing Industry / Service

Signature Page to DEG Chindex Guarantee